LOAN AND TRANSACTION EXPENSES AGREEMENT

This LOAN AND TRANSACTION EXPENSES AGREEMENT (the “Agreement”) is entered into by and between Shanghai Hai Lu Kun Lun Hi-tech Engineering Co., Ltd., a company incorporated in the People’s Republic of China (“HAIE Company”), on the one hand, and RMK Emerging Markets, LLC, a Delaware limited liability company (“RMK”), on the other hand, as of December 18, 2007.

WHEREAS, in order to fund HAIE Company’s fees and expenses in connection with the Transaction until the Initial Financing and Merger are completed, HAIE Company wishes to borrow from RMK as a short term bridge loan the amount set forth on the signature page, but collectively, an amount up to and not to exceed $600,000 (“Bridge Loan”).

The Bridge Loan must be paid back at 1.75x its principle value at the time of the event of HAIE Company’s sale, next financing or going public event of $5 million USD or more, as long as such a sale/financing/going public event involves a party that is not a 100% domestic company in China.

The Bridge Loan funds will be deposited in escrow with RMK Investment Partners, the Escrow Agent.

HAIE Company is currently in the process of entering into service agreements (Service Agreements”) for the payment, retainer and/or fee agreements with legal, accounting, consultant, and other service providers (each service provider is hereinafter the “Service Provider”) for services needed by HAIE Company in connection with and to consummate the transaction.

RMK shall recommend the Service Providers to HAIE Company, which will review and execute these Service Agreements. HAIE Company authorizes RMK to promptly authorize the Escrow Agent to release funds from the escrowed Bridge Loan and pay all of HAIE Company’s required payments under and in accordance with the payment terms set forth in the approved Service Agreement to the Service Providers.

If the intended transaction is not consummated for any reason, RMK shall notify HAIE Company and the Service Providers to terminate the Service Agreements immediately. It is RMK’s responsibility to settle the unpaid bills with the Service Providers, even though these Service Agreements are signed by HAIE Company.

Both Parties understand the transaction is based on HAIE Company receiving $9 million USD for 30% of HAIE Company with an additional 6% put into escrow at close and going to the investors if the HAIE Company fails to meet agreed upon 2008 financial targets of 150 mm RMB of Revenue and 30 mm RMB of EBITDA.  Additionally, both Parties agree that $500,000 of the proceeds from the financing will be used to settle pre-existing tax liabilities and $500,000 will be allocated to Investor Relations programs as dictated by RMK.

This Note shall be governed in all respects by the laws of the State of California as applied to agreements entered into and performed entirely within the State of California by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

Any term of this Note may be amended, waived or modified only with the written consent of both HAIE Company and RMK.

IN WITNESS WHEREOF, the Parties hereto have executed this AGREEMENT as of date first written above.

SHANGHAI HAI LU KUN LUN HI-TECH ENGINEERING, CO., LTD.

By:	/s/ WU Qinghuan
WU Qinghuan
Executive Director and President

RMK EMERING MARKETS, LLC

By:	/s/ Adam M. Roseman
Adam M. Roseman
Chief Executive Officer